Exhibit 10.87

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by Cano Petroleum, Inc., a Delaware corporation (the “Company”), Resaca Exploitation, Inc., a Texas corporation (“Resaca”), and S. Jeffrey Johnson (“Executive”) as of September 29, 2009.  The Company and Executive are collectively referred to herein as the “Parties” and Resaca joins in this Agreement solely for the purposes set forth in Section 3(b), Section 7, and Section 27 and shall not be considered a “Party” for any other purpose.   This Agreement cancels and supersedes all prior agreements relating to Executive’s employment with the Company, except as provided in this Agreement.

RECITALS

WHEREAS, Executive is employed as the Chairman and Chief Executive Officer of the Company under an Employment Agreement, dated January 1, 2006, as amended by the First Amendment to the Employment Agreement between the Company and Executive, dated May 31, 2008, and the Second Amendment to the Employment Agreement between the Company and Executive, dated December 31, 2008 (as amended, the “Employment Agreement”), under which Executive and the Company agreed to certain terms and conditions of Executive’s employment with the Company;

WHEREAS, because of his employment as a Company employee, Executive has obtained intimate and unique knowledge of all Company business operations, current and future plans, financial plans and other confidential and proprietary information;

WHEREAS, the Company and Resaca anticipate entering into the Agreement and Plan of Merger by and among the Company, Resaca and Resaca Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Resaca (the “Merger Sub”), dated of even date herewith (the “Merger Agreement”), under which the Company will merge with and into the Merger Sub (the “Merger”) and the Company will be the surviving corporation and subsidiary of Resaca (the “Surviving Corporation”) effective as of the Closing Date (as defined in the Merger Agreement);

WHEREAS, in connection with the Merger, the Parties have agreed that Executive’s employment with the Company and all other officer and representative positions, if any, held by Executive in the Company or any of its subsidiaries or affiliates will terminate effective as of the Closing Date (which date shall be referred to herein as the “Separation Date”); and

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, without limitation, those concerning Executive’s job performance and activities while employed with the Company and his hiring, employment, and termination from employment with the Company, and all disputes over benefits and compensation concerning his Company employment, and without limitation, any disputes arising from the terms of Executive’s employment as set forth in the Employment Agreement.

AGREEMENT TERMS

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.             Termination of Executive’s Employment.  Executive’s employment with the Company is terminated as of the Separation Date.  Executive agrees that this Agreement supersedes any and all prior agreements with the Company and its subsidiaries and affiliates (including, without limitation, the Employment Agreement), which terminate upon the Separation Date.  Effective as of the Separation Date. Executive shall and hereby does resign from all corporate, board and other offices and positions he then holds with the Company and all of its affiliates.  As of the Separation Date, Executive shall incur a separation from service from the Company and its affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Parties agree that, as of the Separation Date, Executive, the Company and its subsidiaries and affiliates shall have no further liabilities, obligations, or duties under such prior agreements, including the Employment Agreement, except as provided in this Agreement.  Notwithstanding any other provision of this Agreement, until the Separation Date, Executive’s employment with the Company shall continue to be governed by the terms, conditions and provisions of the Employment Agreement, which shall continue in full force and effect until the Separation Date, including without limitation, the provisions relating to Executive’s terms and conditions of employment, salary, benefits, insurance (e.g., directors and officers insurance), authority and responsibilities.

2.             Termination of this Agreement.  Notwithstanding any other provision of this Agreement, if the Closing Date does not occur and the Merger Agreement is terminated, this Agreement shall immediately terminate in full and become null and void, with no Party having any rights or obligations under this Agreement, and Executive shall retain any and all claims, rights, legal obligations, authority, or power he possessed under any prior agreement, including without limitation the Employment Agreement, bylaw, article of incorporation, statute, or law prior to the date of this Agreement, or accruing thereafter under the terms of such agreement, bylaw, article of incorporation, statute, or law.

3.             Certain Payments and Benefits.

(a)           Accrued Obligations.  On or within six (6) days following the Closing, the Company shall pay Executive for all (i) unpaid salary through the Separation Date, and (ii) any accrued but unused vacation through the Separation Date.  In the next regular payroll date of the Company immediately following the Separation Date, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in accordance with his duties and responsibilities through the Separation Date, if any, provided Executive provides substantiating documentation for such expenses and such expenses are reimbursable in accordance with the Company’s policies and procedures.  Except as stated in this Agreement or as required by law, all other compensation and benefits that relate to Executive’s employment with the Company, including any benefits set forth in any policy or program, will cease as of the Separation Date.

(b)           Separation Payment.  Subject to Executive’s consent to and fulfillment of Executive’s obligations in this Agreement, and provided that Executive does not revoke this Agreement under Section 24, the Company shall pay, or cause to be paid, Executive severance pay equal to: (i) $1,290,288 in cash if the Separation Date occurs on or before December 31, 2009 or $1,366,308 in cash if the Separation Date occurs on or after January 1, 2010; and (ii) the number of whole shares of common stock, par value $0.01 per share, of Resaca (“Resaca Common Stock”) with a Fair Market Value on the Separation Date equal to $645,144 if the Separation Date occurs on or before December 31, 2009 or $683,304 if the Separation Date occurs on or after January 1, 2010 (collectively, subsections (i), and (ii), the “Separation Payment”).  The Separation Payment shall be made in one lump sum on the first Business Day immediately following the date that is six (6) months and one (1) day following the Separation Date. The Separation Payment shall not be treated as compensation under the Company’s 401(k) Plan or any other retirement plan.  Executive recognizes and agrees that he is not otherwise entitled to the Separation Payment, that the Separation Payment is in addition to anything Executive is otherwise entitled to based on his employment relationship with the Company, and that he will receive the Separation Payment only as a condition of signing this Agreement and executing the additional waiver in accordance with Sections 5 and 6. For purposes of this Section 3(b), “Fair Market Value” means, as of a particular date, the closing sales price per share of Resaca Common Stock on the AIM Market of the London Stock Exchange, or, if there was no such sale reported on that date, on the last preceding date on which such a sale was reported.  In addition, Executive’s options to purchase the Company’s common stock and restricted shares of the Company’s common stock shall vest and become nonforfeitable on the Separation Date in accordance with the terms and conditions of the applicable award agreement for the same.

(c)           Indemnification Coverage.    To the fullest extent permitted by applicable law, Executive shall be entitled to indemnification following the Separation Date on the same terms as indemnification is provided by the Company to other employees, officers, and directors through the Company’s Directors and Officers insurance coverage and/or bylaws.  Such indemnification shall remain effective after the Separation Date with respect to the actions or omissions of Executive on or before the Separation Date.

(d)           Waiver of Additional Compensation or Benefits.  Executive’s participation in and eligibility for any compensation, bonus, or benefits plans or practices of the Company shall terminate on the Separation Date.  Notwithstanding any other provision in this Agreement, nothing in this Agreement shall affect (i) Executive’s vested right, if any, under the terms of such plans or any other employee benefit plans maintained by the Company or Administaff Companies II, L.P. or its affiliates (together “Administaff”) for the benefit of the Company’s employees; or (ii) Executive’s right to continue or convert coverage under such employee benefit plans, in accordance with the terms of those plans and applicable law, including without limitation, Executive’s right to elect continued insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Except as otherwise provided in this Agreement, Executive shall not be entitled to any additional compensation, nor shall Executive be entitled to any benefits, payments or grants under any benefit plan, severance plan or bonus or incentive program the Company or any of its affiliates has established.  Executive agrees that the release in Section 5 covers any claims that arise before the date he signs this Agreement regarding his compensation, bonuses, stock options or grants and any other benefits Executive may or may not have received during the course of his employment relationship with the Company and its subsidiaries and affiliates.

(e)           Medical Insurance Premiums.  In the event Executive timely exercises his right to elect medical benefit continuation under COBRA, the Company shall reimburse Executive for the difference between the cost of the COBRA premiums paid by Executive during the first 12 months following the Separation Date and the cost of premium payments that the Executive otherwise would have been required to pay during the 12-month period in the event his employment had not terminated.  The Company’s reimbursement of the COBRA premiums for the first six months of

COBRA coverage shall be paid on a monthly basis unless such monthly reimbursement may not be made without adverse tax consequences to Executive under Section 409A, in which case such reimbursement shall be made in a lump sum on the first Business Day immediately following the date that is six (6) months and one (1) day following the Separation Date. Thereafter, the Company shall reimburse Executive on a monthly basis for the remaining six months during which Executive maintains coverage under COBRA.

4.             Orderly Marketing Deed.  Executive agrees to execute an Orderly Marketing Deed to be effective for the six (6) month period immediately following the Separation Date with respect to all shares of common stock of the Company, all shares of preferred stock of the Company, all shares of Resaca Common Stock, all shares of any preferred stock of Resaca, and any other shares of stock of the Company or Resaca owned by Executive as of the Closing Date in the form attached hereto as Exhibit A.

5.             General Release and Waiver by Executive.  In consideration for the Company’s payments in Section 3 and other valuable consideration specified in this Agreement, Executive, on behalf of himself, his heirs, executors, successors and assigns, and all persons or entities acting by, through, under or in concert with any of them, irrevocably and unconditionally releases, waives, and forever discharges the Company, Resaca, and the Surviving Corporation and all of their parents, divisions, partnerships, joint ventures, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, partners, members, attorneys, stockholders, plan fiduciaries, employee benefit committees, successors and assigns (collectively, “Company Released Parties”), from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Company Released Parties relating to or arising out of Executive’s employment or separation from employment with the Company, from the beginning of time and up to and including the date Executive executes this Agreement.  This Agreement includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Texas Commission on Human Rights Act (and any similarly named statute in the Texas Labor Code), the Texas Labor Code, or any other federal, state, or local laws of any jurisdiction), (v) claims arising under the Employee Retirement Income Security Act, and (vi) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company.  This Agreement does not affect, waive or release (a) any claim for breach or enforcement of this Agreement; (b) any claim that may arise after the date this Agreement is signed by Executive; (c) any claim for worker’s compensation benefits, or (d) Executive’s vested rights, if any, under the terms of any employee benefit plans maintained by the Company or Administaff for the benefit of Company employees, including without limitation Executive’s entitlement to the funds contained in Executive’s 401(k) Plan account with the Company.

6.             Additional Waiver and Release of Claims.  Executive agrees to execute a Waiver and Release of Claims, in the form attached hereto as Exhibit B  (the “Closing Date Waiver and Release”), on the Separation Date, to irrevocably and unconditionally release, waive, and forever discharge the Company

Released Parties from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever against the Company Released Parties relating to or arising out of Executive’s employment or separation from employment with the Company, from the date of the execution of this Agreement and up to and including the Separation Date.

7.             General Release and Waiver by the Company and Resaca.  In consideration for Executive’s release and waiver, as set forth in the preceding Sections 5 and 6, and other good and valuable consideration provided for in this Agreement, the Company, Resaca and the Surviving Corporation (as defined in the Merger Agreement), on behalf of itself and themselves and its and their affiliated, related, subsidiary, predecessor or successor corporation or businesses  (collectively “Company Releasing Parties”) hereby release, waive and fully discharge Executive and his agents, attorneys, heirs, successors and assigns (collectively “Executive Released Parties”) from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature, and character whatsoever, known or unknown, that the Company Releasing Parties or any of them, may now have, may ever have had, or may ever believe it has against the Executive Released Parties or any of them, based upon any act or omission by the Executive Released Parties, or any of them, prior to the date of execution of this Agreement by Executive, including, but not limited to, any and all claims arising from or in any way related to Executive’s employment by Company, the termination thereof, or any claims that were raised, or could have been raised, prior to the execution of the Agreement, whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation.  This Agreement does not affect, waive or release (a) any claim for breach or enforcement of this Agreement; (b) any claim that may arise after the date this Agreement is signed by the Company and Resaca; and (c) any claim for fraud, gross negligence, or intentional misconduct by the Executive.

8.             No Admission of Liability.  This Agreement shall not in any way be construed as an admission by the Company or any of its subsidiaries or affiliates or Executive of any acts of wrongdoing or violation of any statute, law, or legal right.

9.             Non-Disclosure and Confidentiality.  Executive agrees to abide by the Company’s confidentiality policies and any agreement regarding confidentiality that Executive has with the Company as of the date hereof and through the Separation Date, including without limitation Section 9 (Confidential Information) of the Employment Agreement.  Executive further acknowledges and agrees that during his Company employment, the Company and its subsidiaries and affiliates (the “Company Group”) disclosed to Executive the Company Group’s unique concepts, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, computer software programs, tapes and disks concerning its operations systems, customer lists, customer names, account information, customer leads, documents identifying past, present and future customers, customer profile and preference data, electronically stored information, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning its operations and expansion plans (“Confidential Information”).  The Confidential Information includes, without limitation, information about the Company Group’s business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed.  Confidential Information also means any information the Company Group discloses to Executive, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, information and technical data contained in the Company Group’s manuals, booklets, publications and materials, equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, product ideas, know-how, processes, plans (including, without limitation, market plans and strategies), specifications, designs, techniques, technology formulas, software, improvements, forecasts, and research.

Confidential Information shall not include any information (a) in the public domain, through no disclosure or wrongful act of Executive, to such an extent as to be readily available to competitors; or (b) required to be disclosed by Executive pursuant to applicable law or valid legal process (in which case, Executive agrees to provide notice to the Company of such required disclosure, if possible, before such disclosure, or if notice before such disclosure is not possible, immediately following such disclosure).

Executive agrees that he will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as the Company directs and authorizes.  Executive agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to immediately notify the Company in the event of any unauthorized use or disclosure of the Confidential Information.  Additionally, if Executive is required to disclose any Confidential Information by a court order, subpoena, or government directive, Executive shall immediately notify the Company no later than two (2) days after Executive receives notice of the court order, subpoena or government directive to allow the Company to seek a protective order.

10.          Non-Disparagement.

(a)           Executive agrees that he will not, and he will use reasonable efforts to cause his family members not to, directly or indirectly, disclose, communicate, or publish any disparaging or defamatory information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or regarding the Company Group, Resaca or any subsidiary of Resaca (or any of their respective current or former officers, directors, or employees).  Executive understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Company Group, Resaca or any subsidiary of Resaca (or any of their respective current or former officers, directors, or employees), including, without limitation, information regarding businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever.  Further, Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Company Group, Resaca or any subsidiary of Resaca (or any of their respective current or former officers, directors, or employees).  Executive also understands and agrees that he has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with his attorney, and to consent to this clause and its terms knowingly and voluntarily. Executive’s obligations under this section  shall not (i) apply to private statements by Executive to his immediate family members or tax, financial, or legal advisors or (ii) prohibit truthful statements by Executive that are required by law or valid legal process (in which case, Executive agrees to provide notice to the Company of such law or legal process, if possible, before making such statements, or if notice before making such statements is not possible, promptly following such statements).

(b)           The Company and Resaca agree that they will not, directly or indirectly, disclose, communicate, or publish any Disparaging Information concerning or regarding Executive.  The

Company and Resaca understand and acknowledge that this non-disparagement clause prevents them from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Executive.  The Parties agree that for purposes of this Section, the Company’s and Resaca’s obligation shall be limited to their respective members of the Board of Directors and officers of the Company.  The Company’s obligations under this Section shall not (i) apply to statements to Company officers, directors, employees, tax advisors, financial advisors, or legal advisors or (ii) prohibit truthful statements required by law or valid legal process.

(c)           Statements that “the Company and I mutually agreed to separate in connection with the merger transaction” or similar words to that effect shall not violate this Section.

11.          Non-Recruitment.  Executive agrees that for a period of one (1) year following the Separation Date, he will not, without the Company’s or Resaca’s prior written consent, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender, or in any other capacity, and whether personally or through other persons: solicit, call on, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company Group, Resaca or any subsidiary of Resaca to terminate his or her employment relationship with any such company.

12.          Announcements.  Executive agrees that he will not discuss, and he will use all reasonable efforts to cause his family members not to discuss, the terms of this Agreement, the Merger Agreement or the circumstances of Executive’ s termination of employment with the Company with any third party, including, without limitation, the press or the employees of the Company, except to the extent (i) as agreed to, in writing, by the Company and Resaca, or (ii) as required by law (in which case, Executive agrees to provide notice to the Company of such required discussion, if possible, before the such discussion, or if notice before the discussion is not possible, immediately following such discussion).  Executive’s obligations under this Section shall not (a) apply to private statements by Executive to his family members or tax, financial or legal advisors or (b) prohibit truthful statements by Executive that are required by law or valid legal process.  Furthermore, statements by Executive to third parties that “the Company and I mutually agreed to separate in connection with a merger transaction” or similar words to that effect shall not violate this Section.

13.          Cooperation.  As a further material inducement to the Company to make the Separation Payment described in this Agreement and for Executive to accept same, Executive agrees to (a) provide his full cooperation, at the Company’s request and at reasonable times and without unreasonable interference with his personal or business activities, with any of the Company Released Parties in any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during his employment with the Company; and (b) to be reasonably available to the Company, Resaca, or their representatives to provide general advice or assistance as requested by the Company or Resaca.  This includes, without limitation, to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company and Resaca in connection with any investigation, claim or suit, and cooperating with the Company and Resaca regarding any investigation, litigation, claims or other disputed matters involving the Company or Resaca or their subsidiaries and affiliates that relate to matters within the knowledge or responsibility of Executive.  Specifically, Executive agrees (i) to meet with the Company’s and Resaca’s representatives, their counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) not to voluntarily assist any non-governmental adverse party or non-governmental adverse party’s representatives.  Executive acknowledges and understands that his cooperation obligations under this Section 13 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony.  In addition to the consideration identified in Section 3, Executive shall receive compensation for his time spent assisting the

Company or Resaca under this Section 13 at the rate of $250 per hour plus reasonable and necessary expenses incurred by Executive; provided, however, that the Company shall reimburse Executive, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by him as a result of such assistance, and the Company shall not be obligated to reimburse Executive for any time spent actually testifying, as opposed to preparing to testify, in any judicial or administrative proceeding.  Such hourly rate and expenses will be paid on a monthly basis within 15 days following receipt of an invoice from Executive.   Executive shall invoice the Company or Resaca on a monthly basis.  Executive’s cooperation under this Section shall be limited by the Company so that such cooperation shall not result in him failing to incur a separation from service from the Company and its affiliates within the meaning of Section 409A.

14.          No Re-Employment with the Company.  Executive waives and relinquishes all rights to employment, reemployment or reinstatement (collectively “employment”) with the Company and Resaca and their respective affiliates and subsidiaries.  Executive agrees that he will not work for the Company, Resaca and their respective affiliates and subsidiaries, or apply for employment with them, or accept employment with them in any capacity.  Executive further acknowledges that if he applies for or seeks employment with any of the Company, Resaca and their respective affiliates and subsidiaries, their refusal to hire Executive based on this provision will provide a complete defense to any claims arising from his attempt to apply for employment.  In addition, for a period of five (5) years beginning on the Closing Date, Executive agrees that he will not serve as a member of the board of directors or officer of any of the Company, Resaca and their respective affiliates and subsidiaries.

15.          Return of Company Property.  On or prior to the Separation Date, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in his possession which belongs to any member of the Company Group or any one or more of its subsidiaries or affiliates, including, without limitation, all, computer access codes, Blackberries, credit cards, keys and access cards; and (b) deliver all original and copies of notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) that relate or refer to (1) the Company or any one or more of its subsidiaries or affiliates, or (2) the Company or any one or more of the Company’s subsidiaries’ or affiliates’ financial statements, business contacts, and sales.  Executive further agrees that he will not improperly copy, alter, destroy, or delete any Company (including other Company Group members) files, documents or other materials currently in his possession and he will not improperly use or disclose such materials in any way, or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials.  By signing this Agreement, Executive represents and warrants that he has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should he later discover additional items described or referenced in subsections (a) or (b) above, he will promptly notify the Company and return/deliver such items to the Company.  This Section does not apply to, and Executive may retain a copy of, personnel, benefit or payroll documents of the Company concerning him, or any contacts, personal non-work related e-mails, calendars or any items that Executive owned and brought to the Company himself.

16.          Return of Company Credit Card and Club Membership.

(a)           Executive agrees that he shall return any Company credit cards in his possession to the Company on the Separation Date.  During the period beginning on the date hereof, and ending on the Closing Date, Executive agrees that (i) he shall use the Company credit cards to pay for only reasonable and necessary business expenses incurred in the ordinary course of business and consistent with the Company’s expense policies and procedures; and (ii) the Company may deduct from the Separation Payment any expenses that, in the Company’s sole discretion, are not reasonable and necessary expenses incurred in the ordinary course of business or are in violation of the Company’s expense reimbursement policies and procedures.

(b)           For all periods on and after the Separation Date, Executive, and not the Company or Resaca, shall be solely responsible for all fees, costs, and expenses associated with his membership at the Fort Worth Club.

17.          Breach of Agreement.  In the event Executive fails to materially fulfill any of his obligations in this Agreement, or Executive or anyone acting on his behalf brings suit against the Company or Resaca seeking to declare any term of this Agreement void or unenforceable, and if in such suit one or more material terms of this Agreement are ruled by a court to be void or unenforceable or subject to reduction or modification, then the Company shall be entitled to (a) terminate this Agreement, (b) terminate any remaining Separation Payments set forth in Section 3, and Executive shall not be entitled to receive any remaining Separation Payments, (c) recover Separation Payments and all other benefits set forth in Section 3 already paid to Executive upon court order, (d) recover attorneys’ fees, expenses and costs the Company incurs in any court action the Company or Resaca lodges to pursue any remedies for breach of this Agreement, and/or (e) recover any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement.  The Company and Executive agree that at the time Executive and the Company enter into this Agreement, the damages remedies for Executive’s breach of this Agreement cannot be easily ascertained and the damages remedies specified in this Section 17 are a reasonable forecast of just compensation to the Company for any breach.  The Company and Executive understand and willingly agree that the damages remedies for any breach of the Agreement are not disproportionate to any actual damages amount and are not a penalty.  If Executive breaches this Agreement, the Company may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, and a permanent injunction against Executive and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with Executive.  At the Company’s sole option, the remaining terms of this Agreement shall continue in full force and effect.

18.          No Assignment of Claims.  Executive represents that he has not transferred or assigned, to any person or entity, any claim released by this Agreement, or any portion thereof or interest therein.

19.          Binding Effect of Agreement.  This Agreement shall be binding upon Executive and his heirs, spouse, representatives, successors and assigns.  This Agreement shall be binding upon the Company, Resaca and their respective representatives, successors and assigns.

20.          Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas.  The Company and Executive agree that the language on this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.

21.          Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.  In addition, any illegal, invalid or unenforceable provisions shall be, and are, automatically reformed to the maximum limitation permitted by applicable law.

22.          Entire Agreement.  This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Executive’s employment with the Company, the subject matter of this Agreement or any other term or condition of the relationship between the Company and Executive, including, without limitation, the

Employment Agreement.  Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by the Company or Resaca or their agents except as expressly contained in this Agreement.  No oral statements or prior written material purporting to be part of this Agreement not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all Parties to this Agreement, and consented to in writing by Resaca.

22.          Notices.  All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to the Company:

Cano Petroleum, Inc.

Burnett Plaza

801 Cherry Street, Suite 3200

Fort Worth, Texas 76102

Telephone: 817-698-0900

Facsimile: 817-334-0222

Attention: Phillip B. Feiner, Esq., General Counsel

With a copy (which shall not constitute notice) to:

Resaca Exploitation, Inc.

1331 Lamar, Suite 1450

Houston, Texas 77010

Telephone: 713-753-1406

Facsimile: 713-753-1537

Attention: Chris Work, Chief Financial Officer

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201-2533

Telephone: 214-969-1303

Facsimile: 214-999-1695

Attention: Arthur J. Wright, Esq.

Haynes and Boone, LLP

One Houston Center

1221 McKinney Street, Suite 2100

Houston, TX 77010

Telephone: 713-547-2007

Facsimile: 713-236-5540

Attention: Bryce D. Linsenmayer, Esq. and Amy Moss, Esq.

If to Executive:

S. Jeffrey Johnson

8916 Estribo Circle

Benbrook, Texas 76126

Telephone: 817-460-0401

With a copy (which shall not constitute notice) to:

Shannon Gracey, Ratliff & Miller, LLP

777 Main Street, Ste. 3800

Fort Worth, TX 76102

Telephone: 817-336-9333

Facsimile: 817-336-3735

Attention: Patrick J. Maher, Esq.

Any Party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, fax, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.

23.          Independent Representation.  Executive acknowledges and agrees that he is not relying on any Released Party and any of their advisors, including, without limitation, Haynes and Boone, LLP and Thompson & Knight LLP, for advice, including with respect to tax or legal matters, that he has been advised by the Company to consult advisors of his choice prior to executing this Agreement, and that he shall be solely responsible for all taxes due with respect to any payments made to Executive pursuant to this Agreement, including, without limitation, taxes due under Code Section 280G and/or Code Section 409A, if any.

24.          Knowing and Voluntary Waiver.  Executive, by his free and voluntary act of signing below, acknowledges that (i) he has been given a period of forty-five (45) days to consider whether to agree to the terms contained in this Agreement, (ii) the Company advises him to consult with an attorney before executing this Agreement, (iii) he understands that this Agreement specifically releases and waives all rights and claims he may have under the ADEA before the date on which he signs this Agreement, (iv) he agrees to all of the Agreement terms and intends to be legally bound by them, and (v) he has received, contemporaneous with this Agreement, a Supplemental Age Distribution Information Memorandum and a Supplemental Age Distribution Information Chart (together, the “OWBPA Memorandum”), which identify the job titles and ages of all employees of the Company who have been offered a Separation Agreement and Release Agreement in connection with Transactions (as defined in the Merger Agreement).  Further, Executive acknowledges that the payments and benefits provided for in Section 3 of this Agreement will be delayed until both this Agreement and the Closing Date Waiver and Release become effective, enforceable and irrevocable.  The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel).  Accordingly, the rule of construction that ambiguities are resolved against the drafting party shall not be employed in interpreting this Agreement. Rather, this Agreement’s terms shall be construed fairly as to the Parties and not in favor of or against either Party, regardless of which Party generally was responsible for the Agreement’s preparation.

The Company’s offer of this Agreement shall expire after a period of forty-five (45) days after the date on which Executive first received this Agreement and the OWBPA Memorandum for consideration (the “Expiration Date”).   During the seven-day period after Executive signs this Agreement, Executive may revoke his agreement to accept the Agreement’s terms by representing in writing to the Company his intention to revoke.  If Executive exercises his right to revoke this Agreement, he shall forfeit his right to receive any of the payments, stock or benefits provided for herein, and to the extent such payments or benefits have already been made, Executive agrees that he will immediately reimburse the Company for the amounts of such payments and benefits.

25.          Defined Terms.  Any capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

26.          Company Authorization.  The Company acknowledges and agrees that this Agreement and the Separation Payment in Section 3(b) have been reviewed, approved, and authorized by the Board of Directors of the Company.

27.          Resaca Obligations.   In the event that the Company does not perform its obligations with respect paying the Separation Payment and other payments under Section 3, Resaca agrees to pay the Separation Payment and such other payments to Executive.  Furthermore, to the extent the Company does not fulfill its obligations under this Agreement, Resaca agrees to cause the Surviving Corporation to fulfill the Company’s obligations.  Other than the obligations listed in Section 3(b), Section 7, and this Section 27, Resaca shall have no further responsibilities or obligations under or pursuant to this Agreement.

[Remainder of Page Intentionally Left Blank]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

/s/ S. Jeffrey Johnson
S. Jeffrey Johnson	Date: September 29, 2009

STATE OF TEXAS

COUNTY OF TARRANT

Before me, a Notary Public, on this day personally appeared S. Jeffrey Johnson known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of himself and his heirs, for the purposes and consideration therein expressed.

Given under my hand and seal of office this 29th day of September, 2009.

/s/ Sandra C. Durazo
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

CANO PETROLEUM, INC.

By:	/s/ Phillip B. Feiner
Name:	Phillip B. Feiner
Title:	V.P. & General Counsel

Date: 9/29/09

STATE OF TEXAS

COUNTY OF DALLAS

Before me, a Notary Public, on this day personally appeared Phillip B. Feiner, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Cano Petroleum, Inc., and that s/he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this 29th day of September, 2009.

/s/ Jessica Hammons
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

RESACA EXPLOITATION, INC.

By:	/s/ Chris Work
Chris Work
Vice President and Chief Financial Officer

Date: September 29, 2009

STATE OF TEXAS

COUNTY OF HARRIS

Before me, a Notary Public, on this day personally appeared Chris Work, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Resaca Exploitation, Inc., and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this 29th day of September, 2009.

/s/ Barbara W. Fontenot
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

EXHIBIT A

Orderly Marketing Deed

EXHIBIT B

Waiver and Release of Claims

1.             Introduction.  This Release is made and entered into between Cano Petroleum, Inc., a Delaware Corporation (“Cano” or the “Company”) and S. Jeffrey Johnson (“Executive”).  Executive understands that his employment with Cano (as referenced in the Recitals section of the Separation Agreement and Release entered into on September 29, 2009 (“Separation Agreement”)) ends on the Closing Date.  In return for the Mutual Release contained herein and other good and valuable consideration, including, without limitation, the consideration given to Executive in the Separation Agreement, the receipt and sufficiency of which the Parties acknowledge, Executive and the Company are entering into this Mutual Release (“Release”).

2.             Executive’s Global Release.  Executive, on behalf of himself, his heirs, executors, insurers, successors and assigns and all persons or entities acting by, through, under or in concert with any of them, irrevocably and unconditionally releases, waives, and forever discharges the Company, Resaca Exploitation, Inc. (“Resaca”), and the Surviving Corporation (as that term is defined in the Recitals section of the Separation Agreement) and all of their parents, divisions, partnerships, joint ventures, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, partners, members, attorneys, stockholders, plan fiduciaries, employee benefit committees, successors and assigns, and all other persons, individuals or entities acting by, through, under, or in concert with any of them (collectively, “Company Released Parties”), from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Company Released Parties relating to or arising out of Executive’s employment or separation from employment with the Company, from the beginning of time and up to and including the date Executive executes this Release.  This Release includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistleblowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, gender, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Texas Commission on Human Rights Act (and any similarly named statute in the Texas Labor Code), the Texas Labor Code, or any other federal, state, or local laws of any jurisdiction), (v) claims arising under the Employee Retirement Income Security Act, and (vi) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company.    This Release does not affect, waive or release (a) any claim for breach or enforcement of the Separation Agreement or this Release; (b) any claim that may arise after the date this Release is signed by Executive; (c) any claim for worker’s compensation benefits, or (d) Executive’s vested rights, if any, under the terms of any employee benefit plans maintained by the Company or Administaff (as defined in the Separation Agreement) for the benefit of Company employees, including without limitation Executive’s entitlement to the funds contained in Executive’s 401(k) Plan account with the Company..

3.             The Company’s Release.  In consideration for Executive’s release of the Company Released Parties, the Company hereby releases Executive from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liabilities whatsoever, fixed or contingent which the Company or the

Company Released Parties have, had or may ever have against Executive up to and including the date of execution of this Release to the extent known to any member of the Company or the Company Released Parties or to the extent that any such member of the Company or the Company Released Parties should reasonably have been aware of its existence.    This Release does not affect, waive or release (a) any claim for breach or enforcement of the Separation Agreement or this Release; (b) any claim that may arise after the date this Release is signed by the Company; or (c) any claim for fraud, gross negligence, or intentional misconduct by the Executive, including without limitation claims for any intentional torts, gross negligence, illegal acts, or acts for which criminal penalties are available.

4.             No Admission of Liability.  Executive understands and agrees that this Release shall not in any way be construed as an admission by Company Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. Company Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

5.             Time to Consider Release.  Cano advises Executive to consult an attorney before executing this Release.  Executive further acknowledges that he has been given a period of forty-five (45) calendar days within which to review and consider the provisions of this Release.

6.             Revocation Period.  Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release.  This Release will not become effective or enforceable, until after the seven (7) day period to revoke this Release has expired without Executive’s revocation.

7.             Knowing and Voluntary Release.  Executive understands it is his choice whether to enter into this Release and that his decision to do so is voluntary and is made knowingly.

8.             No Prior Representations or Inducements.  Executive represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of Company Released Parties, except as expressly contained in this Release and the Separation Agreement.  This Release and the Separation Agreement constitute the sole and entire agreement of the parties with respect to their subject matters; supersede all prior verbal and written understandings and agreements between the parties relating to subject matters; and may not be modified except in a writing signed by both parties.

9.             Binding Release.  Executive agrees that this Release shall be binding on him and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of his heirs, administrators, representatives, executors, successors and assigns.

10.          Choice of Law.  This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas.  Cano and Executive agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

11.          Severability.  Cano and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

12.          Counterparts.  Cano and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

PLEASE READ CAREFULLY AS THIS DOCUMENT INCLUDES A RELEASE OF CLAIMS.

As evidenced by his signature below, Executive certifies that he has read the above Release and agrees to its terms.

S. Jeffrey Johnson	Cano Petroleum, Inc.

By:
Name:
Title:

Date:	Date: